Exhibit 99.1

Item 6.	Selected Financial Data (Host Hotels & Resorts, Inc.)

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2011. The following information should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

	Calendar year
	2011	2010	2009	2008	2007
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$4,957	$4,393	$4,103	$5,069	$5,177
Income (loss) from continuing operations	(16)	(128)	(197)	379	529
Income (loss) from discontinued operations, net of tax (1)	—	(4)	(61)	35	205
Net income (loss)	(16)	(132)	(258)	414	734
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(15)	(130)	(252)	395	703
Net income (loss) available to common stockholders	(15)	(138)	(261)	386	694
Basic earnings (loss) per common share :
Income (loss) from continuing operations	(.02)	(.20)	(.34)	.67	.94
Income (loss) from discontinued operations	—	(.01)	(.11)	.07	.39
Net income (loss)	(.02)	(.21)	(.45)	.74	1.33
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	(.02)	(.20)	(.34)	.66	.93
Income (loss) from discontinued operations	—	(.01)	(.11)	.06	.39
Net income (loss)	(.02)	(.21)	(.45)	.72	1.32
Dividends declared per common share	.14	.04	.25	.65	1.00
Balance Sheet Data:
Total assets	$13,068	$12,411	$12,555	$11,950	$11,811
Debt	5,753	5,477	5,837	5,876	5,515
Preferred stock	—	—	97	97	97

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties prior to their disposition and the gain or loss on those dispositions.